UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Westwood Holdings Group, Inc.

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SUPPLEMENT DATED MARCH 24, 2023
TO PROXY STATEMENT DATED MARCH 17, 2023
Westwood Holdings Group, Inc. (the “Company,” “we,” “us” or “our”) is voluntarily supplementing the Company’s definitive proxy statement (the “Proxy Statement”) for the 2023 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), as filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2023, to update the treatment of abstentions with respect to Proposal 3 – Approval of the Ninth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan. The update is a result of a change to Section 312.07 of the New York Stock Exchange (“NYSE”) Listed Company Manual. This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety.
Change in Treatment of Abstentions
On November 19, 2021, the SEC approved an amendment to Section 312.07 of the NYSE Listed Company Manual. The amendment impacts the treatment of “abstentions” with respect to the vote on Proposal 3 – Approval of the Ninth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan. Prior to the amendment, NYSE guidance required abstentions to be treated as “against” votes with respect to the vote on Proposal 3. As a result of the amendment, abstentions on Proposal 3 will not be counted as votes cast.
Revised Text of the Proxy Statement
The text under the heading entitled “What vote is required to approval each proposal?” on page 2 of the Proxy Statement pertaining to Proposal 3 is replaced with the following (strikethrough indicates removal of language and bold and underlined indicates addition of language):
“Proposal 3: The approval of the Ninth Amended and Restated Westwood Holdings Group, Inc. Stock Incentive Plan requires the affirmative "FOR" vote of a majority of the votes cast at the annual meeting. You may vote "FOR," “AGAINST” or "ABSTAIN" with respect to this proposal. As the approval of Proposal 3 is a non-routine matter under applicable rules, your bank, broker or other nominee cannot vote without instructions from you. ~~A~~ Neither a broker non-vote nor an abstention is ~~not~~ a vote cast under applicable law or applicable NYSE rules and will have no effect on the outcome of this proposal. ~~An abstention, however, is a vote cast under applicable NYSE rules and, as a result, abstentions will have the effect of votes "AGAINST" this proposal.~~”
The first sentence under the “Vote Sought and Recommendation” heading on page 32 of the Proxy Statement is replaced with the following (strikethrough indicates removal of language and bold and underlined indicates addition of language):
“The approval of the Amendment requires the affirmative vote of a majority of the votes cast with respect to this Proposal. All proxies submitted will be voted "FOR" this Proposal unless stockholders specify a contrary vote in their proxies. Broker non-votes and abstentions will not be counted as votes cast with respect to this Proposal~~; however, abstentions will have the same effect as votes against this Proposal~~.”
Stockholders who would like additional copies, without charge, of the Proxy Statement or who have questions about the Proxy Statement or this supplement should contact Terry Forbes, the Company’s Chief Financial Officer & Treasurer, at 200 Crescent Court, Suite 1200, Dallas, Texas 75201 or by telephoning (214) 756-6900.